Exhibit 10.1

FIRST AMENDMENT
TO
CHANGE IN CONTROL AGREEMENT

A.
The Change in Control Agreement (the “Agreement”) entered into _______________, ____ by and among Washington Trust Bancorp, Inc., a Rhode Island corporation with its principal place of business in Westerly, Rhode Island (the “Corporation”), The Washington Trust Company, a Rhode Island banking corporation with its principal place of business in Westerly, Rhode Island (the “Bank”) and _____________________ (the “Executive”), an individual presently employed as an executive of the Bank, is hereby amended as follows:

1.Section 5 of the Agreement is hereby amended in its entirety and the following is substituted in lieu thereof:
“5.    Additional Limitation.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Corporation and/or the Bank to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the ‘Code’) and the applicable regulations thereunder (the ‘Aggregate Payments’), would be subject to the excise tax imposed by Section 4999 of the Code (the ‘Excise Tax’), the Aggregate Payments shall be reduced to the minimum extent necessary so that no portion of the Aggregate Payments is subject to the Excise Tax but only if (A) the net amount of the Aggregate Payments, as so reduced (and after subtracting the net amount of federal, state, local and employment taxes on such reduced Aggregate Payments) is greater than or equal to (B) the Aggregate Payments without such reduction (and after subtracting the net amount of federal, state, local and employment taxes on such Aggregate Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Aggregate Payments). Any reduction in the Aggregate Payments shall be made in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section

409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(b)    The determination as to which of the alternative provisions of Section 5(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Corporation and/or the Bank (the ‘Accounting Firm’), which shall provide detailed supporting calculations to the Corporation and/or the Bank and to the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Corporation and/or the Bank or by the Executive. For purposes of determining which of the alternative provisions of Section 5(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Corporation and the Bank and the Executive.”

B.	This First Amendment shall be effective as of _____________, 2014.
IN WITNESS WHEREOF, this First Amendment has been executed as a sealed instrument on behalf of the Corporation and the Bank by their duly authorized officers and by the Executive this ___________ day of _________________, 2014.
WASHINGTON TRUST BANCORP, INC.
By:
Name:
Title:
THE WASHINGTON TRUST COMPANY OF WESTERLY
By:
Name:
Title:

Executive